NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
December 1, 2004	Chief Financial Officer
(206) 298-2909

EMERITUS SUBMITS PLAN TO BRING THE COMPANY BACK INTO COMPLIANCE WITH THE AMERICAN STOCK EXCHANGE LISTING STANDARDS

SEATTLE, WA, December 1, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced that it received a notice from the American Stock Exchange on November 24, 2004, indicating that the Company’s common stock is not in compliance with Sections 134 and 1101 of the Exchange’s continued listing standards due to the delay in filing the Company’s Form 10-Q for the period ended September 30, 2004. The delay in filing relates to the previously announced restatement of its financial statements. The Exchange requested that the Company submit a plan, on or before December 5, 2004, indicating the manner in which it would bring the Company back into compliance on or before January 6, 2005.

On December 1, 2004, the Company submitted a plan to the Exchange to bring the Company back into compliance with the Exchange’s listing standards prior to January 6, 2005. The Exchange has advised the Company that it has accepted the plan as making a reasonable demonstration of the Company's ability to regain compliance by the stipulated deadline. The Company's listing is being continued subject to certain conditions, including among others, ongoing communication with the Exchange and periodic review of compliance with the Company's plan.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest operators of freestanding assisted living communities throughout the United States. These communities provide residential housing alternatives for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 181 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of five communities that are subject to a short term contract. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.